Exhibit No. 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Barnwell Industries, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-153070 and No. 333-88380 on Form S-8 of Barnwell Industries, Inc. of our report dated December 15, 2009, with respect to the consolidated balance sheets of Barnwell Industries, Inc. and subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended September 30, 2009, which report appears in the September 30, 2009 annual report on Form 10-K of Barnwell Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii
December 15, 2009

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